RIDER                                                  [LOGO]



To be attached to and form part of Investent Company Bond, No. FI 0236171-08 in favor of Continental Assurance Company
Separate Account (B)

It is agreed that:

1. GENERAL CONDITIONS, B. NOTICE TO UNDERWRITER OF MERGERS,
CONSOLIDATIONS OR OTHER ACQUISITIONS is amended to include the following paragraph:

If the INSURED shall, while this bond is in force, establish any new "Investment Companies" other than by consolidation or merger with, or purchase or acquisition of assets or liabilities of, another institution, such "Investment Companies" shall automatically be covered hereunder from the date of such establishment without the payment of additional premium for the remainder of such Bond Period.

2. If the INSURED shall, while this bond is in force, require an increase in limits to comply with SEC Reg. 17g-1, due to an increase in asset size of current "Investment Companies," such increase in limits shall automatically be covered hereunder from the date of such increase without the payment of additional premium for the remainder of the Bond Period.

3. Nothing herein is intended to alter the terms, conditions and limitations of the bond other than as stated above.

4. This rider shall become effective as of 12:01 a.m. on September 15, 2008 standard time.
























Form F-6018-0